Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into this 2nd of January, 2026, and effective as of January, 5, 2026 (the “Effective Date”), by and between:

Crown Fiber Optics Corp, a Delaware corporation (“Seller” or “Crown”), and Paramount Infrastructure Corp, a Colorado corporation (“Buyer” or “PIC”).

Seller and Buyer may be referred to individually as a “Party” and collectively as the “Parties.”

1.	Sale and Assignment of Assets

1.	Assets Sold. Subject to the terms and conditions of this Agreement, Crown hereby sells, transfers, conveys, and assigns to PIC, and PIC hereby purchases from Crown, all of Crown’s right, title, and interest in and to all equipment, tools, inventory, vehicles, machinery, and all other tangible personal property owned by Crown and used in its fiber optics, construction, and related operations as of the Effective Date (collectively, the “Assets”). Seller warrants that it will provide merchantable title to the Assets, free from any and all encumbrances. The Parties have also identified certain encumbered assets subject to debt, identified in Exhibit A, which Buyer is free to accept at its discretion.

2.	Assignment of Contracts. As of the Effective Date, Crown will assign, transfer, and convey to PIC all of Crown’s right, title, and interest in and to all customer contracts, subcontracts, master service agreements, work orders, purchase orders, and other agreements related to the business operations of Crown that are open, ongoing, or uncompleted as of the Effective Date (the “Assigned Contracts”). PIC may accept such assignments at its discretion, and, if accepted, shall be responsible for performance under the Assigned Contracts from and after the Effective Date, subject to the terms of this Agreement.

2.	Purchase Price and Payment Terms

3.	Purchase Price. The total purchase price for the Assets and the Assigned Contracts (collectively, the “Purchased Assets”) shall be Two Million Dollars (US $2,000,000) (the “Purchase Price”).

4.	Payment Schedule. The Purchase Price shall be paid by PUC to Crown as follows:

●	First Payment: US $500,000, due on or before January 5, 2026 (“First Payment Date”).

●	Second Payment: US $500,000 due on or before January 17, 2026 (“Second Payment Date”).

●	Third Payment: US $500,000 due on or before Feb 1, 2026 (“Third Payment Date”).

●	Fourth Payment: US $500,000 due on or before March 1, 2026 (“Fourth Payment Date”)

5.	Method of Payment. All payments shall be made by wire transfer of immediately available funds or by such other method as the Parties may mutually agree in writing.

6.	Default of Payment; Seller Remedies

7.	Default.

Buyer shall be in default under this Agreement if (a) Buyer fails to make any payment of the Purchase Price on or within three business days of the applicable Payment Date (excluding the First Payment Date of January 5, 2026), time being of the essence, or (b) Buyer fails to pay any other amount due under this Agreement when due. No notice, demand, or opportunity to cure shall be required to constitute a Payment Default; however, Seller may provide notice at its discretion.

8.	Default Interest.

Any amounts due in default under this Agreement shall accrue interest from the date due until paid in full at the rate of eighteen percent (18%) per annum, or the maximum rate allowed by applicable law, whichever is less, compounded monthly.

9.	Late Charges;

In addition to default interest, Buyer shall pay Seller a late charge equal to five percent (5%) of the delinquent payment (or the maximum permitted by law, if less) for each payment not received by Seller within three (3) business days of the due date. The Parties agree these late charges are a reasonable estimate of Seller’s administrative costs, lost use of funds, and damages caused by delinquency and are not a penalty.

10.	Collection Costs; Attorneys’ Fees

If Buyer defaults on any payment obligation and Seller is required to take any action to collect amounts due or enforce its rights—whether through demand, repossession, litigation, arbitration, bankruptcy proceedings, mediation, workout, or other enforcement—Buyer shall reimburse Seller on demand for all costs and expenses incurred by Seller, including reasonable and customary attorneys’ fees, paralegal fees, expert fees, court costs, filing fees, investigation costs, repossession costs, and other collection expenses, without limitation, whether or not a lawsuit is filed, and including fees incurred on appeal and in enforcing any judgment.

Repossession; UCC Remedies; No Election of Remedies.

Upon any Payment Default which is not cured within twenty calendar days after a payment due date, Seller may, in addition to all other rights and remedies, exercise any remedy available under this Agreement, the Uniform Commercial Code, or other applicable law, including without limitation:

(a)	immediate repossession of any or all Purchased Assets (with or without judicial process, to the fullest extent permitted by law);

(b)	disposition of any repossessed assets and application of proceeds to amounts due; and

(c)	enforcement of Seller’s first-priority security interest, including the right to foreclose, seize, and sell collateral.

Buyer agrees to cooperate fully with repossession and enforcement and irrevocably appoints Seller as Buyer’s lawful attorney-in-fact (coupled with an interest) solely to execute documents reasonably necessary to effect repossession or enforcement upon default.

11.	Cumulative Remedies; No Waiver.

All rights and remedies of Seller shall be cumulative and may be exercised concurrently or successively. No failure or delay by Seller in exercising any right shall operate as a waiver. Any waiver must be in writing and shall apply only to the specific instance stated.

12.	Survival.

Buyer’s obligations under this Section 2A, including payment obligations, damages, and fee reimbursement, shall survive Closing, termination, repossession, and any other enforcement action, and shall remain in full force and effect until Seller has received all amounts due in full.

3.	Security Interest

12.	Retention of Security Interest. To secure the full and timely payment of the Purchase Price, Crown retains and shall have a first-priority security interest in all of the Purchased Assets until the final Payment Date.

13.	Perfection and Release. PIC agrees that Crown may file any financing statements or other documents reasonably necessary to perfect and evidence Crown’s security interest in the Purchased Assets. Upon Crown’s receipt of the final payment of the Purchase Price in full, Crown’s security interest shall automatically terminate, and Crown shall promptly execute and deliver to PIC any releases, termination statements, or other documents reasonably requested by PIC to evidence the release of such security interest.

4.	Responsibilities for Work, Warranties, and Claims

14.	Pre-Closing Work and Claims (Crown). Crown shall remain solely responsible for, and shall bear all risk, liability, and obligation relating to, any and all work performed or services provided by Crown or its subcontractors prior to the Effective Date, including, without limitation, any and all warranties, defects, claims, disputes, backcharges, liquidated damages, penalties, or other obligations arising out of or relating to such pre- Effective Date work, whether such claims arise before or after the Effective Date.

15.	Post-Closing Work and Claims (PIC). PIC shall be solely responsible for any and all work performed and services provided on or after the Effective Date, including, without limitation, any warranties, claims, or liabilities arising from PIC’s work or the work of its subcontractors on or after the Effective Date.

16.	No Assumption of Pre-Closing Liabilities. Except as expressly provided in this Agreement, PIC does not assume, and shall not be liable for, any debts, liabilities, obligations, or commitments of Crown of any kind or nature that arise from periods prior to the Effective Date.

5.	Releases

17.	Mutual Release. Upon the Effective Date and except for (i) the obligations expressly set forth in this Agreement and (ii) PIC’s obligation to pay the Purchase Price as provided herein, each Party, on behalf of itself and its respective officers, directors, shareholders, employees, agents, representatives, successors, and assigns, hereby fully and forever releases and discharges the other Party and its respective officers, directors, shareholders, employees, agents, representatives, successors, and assigns from any and all claims, demands, actions, causes of action, liabilities, damages, costs, and expenses of any kind or nature, whether known or unknown, suspected or unsuspected, in law or in equity, arising out of or relating to any act, omission, event, or circumstance occurring prior to the Effective Date.

18.	Employee and Restrictive Covenant Release. Crown hereby releases any and all non- compete agreements, non-solicitation agreements, or other restrictive covenants, whether written or oral, that would restrict or limit the ability of any current or former Crown employee, officer, or contractor to be employed by, or perform services for, PIC. All such individuals shall be free to accept employment or engagement with PIC without any restriction or claim by Crown.

6.	Indemnification

19.	Indemnification by Crown. Crown shall indemnify, defend, and hold harmless PIC and its officers, directors, employees, agents, and affiliates from and against any and all claims, demands, losses, damages, liabilities, judgments, penalties, fines, costs, and expenses (including reasonable attorneys’ fees and court costs) arising out of or relating to: (a) any work, services, or operations performed by Crown or its subcontractors prior to the Effective Date; (b) any breach by Crown of this Agreement; and (c) any debts, liabilities, taxes, or obligations of Crown attributable to periods prior to the Effective Date.

20.	Indemnification by PIC. PIC shall indemnify, defend, and hold harmless Crown and its officers, directors, employees, agents, and affiliates from and against any and all claims, demands, losses, damages, liabilities, judgments, penalties, fines, costs, and expenses (including reasonable attorneys’ fees and court costs) arising out of or relating to: (a) any work, services, or operations performed by PIC or its subcontractors on or after the Effective Date; and (b) any breach by PIC of this Agreement.

21.	Blanket Indemnification Intent. The Parties intend that the indemnification obligations in this Section 6 be interpreted broadly so as to provide a clean allocation of responsibility between Crown and PIC for pre-Effective Date and post-Effective Date matters, respectively.

7.	Closing

22.	Closing Date. The closing of the transactions contemplated by this Agreement (“Closing”) shall occur on January 5, 2026 , or on such other date as the Parties may mutually agree in writing.

23.	Closing Deliverables. At Closing: (a) PIC shall pay to Crown the first payment of US $500,000; (b) Crown shall deliver to PIC a reasonably detailed list or schedule of the Assets; and (c) Crown shall execute and deliver to PIC any bills of sale, assignments, or other transfer documents reasonably necessary to evidence the transfer of the Purchased Assets and the assignment of the Assigned Contracts.

8.	Governing Law

24.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its conflict of law principles.

9.	Entire Agreement

25.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, representations, and understandings, whether written or oral, relating to such subject matter. Any amendment or modification of this Agreement must be in writing and signed by both Parties.

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the Effective Date first written above.

CROWN FIBER OPTICS CORP		PARAMOUNT Infrastructure CORP

By:	/s/ Douglas Croxall	By:	/s/ Jason McCoy
Name:	Douglas Croxall	Name:	Jason McCoy
Title:	CEO	Title:	SVP
Date:	1/2/2026	Date:	1/2/2026